                                                                     EXHIBIT 5.2


                          [LETTERHEAD OF BAR & KARRER]


                                                                November 8, 2000

UBS AG,
Bahnhofstrasse 45,
8098 Zurich,
Switzerland.

Dear Sirs:

We have acted as Swiss counsel to UBS AG, a corporation organized under the laws of Switzerland (the "Company") in connection with the registration under the Securities Act of 1933 (the "Act") of $2,000,000,000 principal amount of debt securities (the "Securities").

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and other documents, and such certificates or comparable documents of public officials or officials and representatives of the Company, as we have considered relevant and necessary as a basis for the opinion hereinafter set forth.

Upon the basis of such examination, we advise you that, in our opinion, all corporate action by the Company related to the Securities, including the authorization of the issuance of the Securities and of the execution of any documents in connection therewith, was duly authorized under the Company's Articles of Association and by-laws as a matter of Swiss law. We further advise you that, in our opinion, when the Registration Statement has become effective under the Act, the Indenture relating to the Securities has been duly executed and delivered, the terms of the Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate Swiss law, and provided the Securities have been duly executed and authenticated in accordance with the Indenture and issued and sold as contemplated in the Registration Statement, the Securities will constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general principles of equity under Swiss law.

We are members of the Swiss bar and the opinions expressed herein are limited to the laws of Switzerland arising under the laws of Switzerland. We are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of United States and New York law, we have relied upon the opinion, dated November 8, 2000 of Sullivan & Cromwell, and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Sullivan & Cromwell.

The opinion is governed by the laws of Switzerland. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading "Validity of Notes" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

This opinion is furnished by us, as counsel to the Company, in connection with the filing of the registration of the Securities, and, except as provided in the immediately preceding paragraph, is not to be used, circulated, quoted or otherwise referred to for any other purpose without or express written permission, or relied upon by any other person.

                                          Yours faithfully,

                                          /s/ BAR & KARRER